Exhibit 10.6

SEVERANCE AGREEMENT AND RELEASE OF CLAIMS

THIS AGREEMENT is being entered into between and among Zynerba Pharmaceuticals, Inc., f/k/a AllTranz, Inc. on behalf of and for the benefit of itself, its shareholders, officers, directors, employees, agents, predecessors, successors and assigns (hereinafter collectively referred to as “Employer”) and Audra Stinchcomb, on behalf of and for the benefit of herself, her heirs, assigns and representatives (hereinafter referred to as “Employee”) to resolve all differences (collectively “the parties”).

WHEREAS, Employee was employed by Employer as the Chief Scientific Officer;

WHEREAS, the parties now desire to terminate their relationship;

WHEREAS, the parties desire to enter into this Agreement to resolve all issues between them arising out of and related to Employee’s employment and termination from employment;

NOW, THEREFORE, in consideration of the mutual promises contained herein and intending to be legally bound hereby, the parties agree as follows:

1.             Employee’s employment with Employer was terminated effective as of August 31, 2014 (“Termination Date”);

2.             In consideration for this Agreement, and Employee’s release of claims and other obligations hereunder, Employer shall, no sooner than the eighth (8th) day following Employee’s execution of this Agreement, pay to Employee severance in the amount of $60,000.00, less applicable withholding taxes and deductions (“Severance”).  The Severance shall be paid no later than the next regularly scheduled payday following the expiration of the revocation period set forth in Section 21 below.

3.             Except as set forth in this Agreement, Employee understands she will receive no other wages, bonus, severance or other similar payments or benefits from Employer.

4.             Employee acknowledges that the consideration set forth above in Section 2(a) is more than the Employer is required to provide to her and includes benefits to which she is not otherwise entitled.  Employee further acknowledges that she is receiving such consideration in exchange for entering into this Agreement and complying with all of her obligations hereunder. Employee also acknowledges that nothing herein represents any admission of wrongdoing or violation of any law or duty by Employer or of any of the Released Parties (defined below).

5.             Employee agrees to submit final travel and expense reports to Employer by September 30, 2014 and to cooperate in the immediate return of all Employer property, including, without limitation, all documents, data, presentations, business plans and any confidential or proprietary Employer information, with the exception of information concerning the patents and applications related to: “Methods and Compositions for Enhancing the Viability of Microneedle Pores” as set forth on Exhibit A attached hereto (the “Exhibit A Information”).

6.             Employee, (for herself, her heirs, executors, administrators and assigns) hereby releases Employer and its respective predecessors, affiliates, subsidiaries and all present, former and future directors, employees, officers, agents, representatives, direct or indirect owners of such entities (collectively “Released Parties”), from all claims or demands which she may have based on or relating to her employment with Employer or the termination of that employment. This includes a release of any rights or claims which Employee may have under Title VII of the Civil Rights Act of 1964, as amended, which prohibits discrimination in employment based on race, color, national origin or sex; the Age Discrimination in Employment Act of 1967, which prohibits discrimination based on age; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans with Disabilities Act of 1990, which prohibits discrimination against disabled persons; the Vocational Rehabilitation Act of 1973, which prohibits discrimination against handicapped persons or any other federal, state or local laws or regulations prohibiting employment discrimination.  Employee also releases Employer from any claim for breach of contract, wrongful discharge, any claim that Employer dealt with her unfairly or any other claims arising under common law which relate, in any way, to her employment with Employer or the termination thereof.  This Release covers claims that Employee knows about, and those that she may not know about, up through the date of this Release; provided, however, that this release does not cover and Employee does not release claims relating to the failure by Employer or any successor or assignee of Employer to provide the benefits or make the payments set forth herein.  Nothing in this Agreement is intended to waive or release any rights that may not be waived or released by Employee, by virtue of any provision of state or federal law, including but not limited to workers’ compensation and unemployment insurance.  The Released Parties are intended third-party beneficiaries of this release and this release may be enforced by each of them in accordance with the terms hereof in respect of rights granted to such Released Parties hereunder.

7.             Employee promises never to file any claim or lawsuit against the Released Parties or allow any other party acting on her behalf to file any claim or lawsuit against the Released Parties based on any claims that are released in Section 6. This Agreement does not otherwise prohibit the filing of a charge or complaint with the EEOC or participation in any investigation or proceeding conducted by the EEOC; however the Employee will not participate in any recoveries which may result therefrom to the extent permitted by law (including, but not limited to, attorneys’ fees, costs and/or liquidated damages).

8.             Employee acknowledges that she has not caused or permitted any complaint, charge, lawsuit or any other action or proceeding whatsoever to be filed against the Released Parties based on her employment or the separation of that employment or the operations of Released Parties to date.

9.             Employee agrees not to disclose any provisions of this Agreement to anyone other than her immediate family, attorneys or financial advisors who will be informed of and bound by this confidentiality provision, unless they are required by law to make a disclosure of such provisions.  However, both Employee and Employer agree that this Agreement may be used as evidence in a lawsuit in which Employee or Employer alleges a breach of the promises made herein.

10.          Employee recognizes that nothing herein is meant to preclude the Released Parties from recovering attorneys’ fees or costs specifically authorized under federal or state law in any subsequent litigation between the Parties.  The Released Parties are likewise not waiving their right to any restitution, recoupment or setoff against Employee which is permitted by law should Employee later sue the Released based on claims released herein.

11.          Employee agrees not to make, publicly or privately, any disparaging remarks or otherwise make statements that would injure the business or reputation of the Employer, including its officers, managers, members, directors, partners, shareholders, agents or employees.

12.          Employee acknowledges that in the course of performing services for the Employer, she has obtained knowledge of the Employer’s business plans, products, processes, software, know-how, trade secrets, formulas, methods, models, prototypes, data, discoveries, inventions, improvements, disclosures, names and positions of employees and/or other proprietary and/or confidential information (collectively the “Confidential Information”, which does not include the Exhibit A information).  In consideration of this Agreement, the Employee agrees to keep the Confidential Information secret and confidential and not to publish, disclose or divulge it to any other party, and the Employee agrees not to use any of the Confidential Information for the Employee’s own benefit or to the detriment of the Employer without the prior written consent of the Employer, whether or not such

Confidential Information was discovered or developed by the Employee.  The Employee also agrees not to divulge, publish or use any proprietary and/or confidential information of others that the Employer is obligated to maintain in confidence.

13.          The Employee represents that she has fully disclosed to Employer, with all necessary detail, any and all developments, know-how, discoveries, inventions, improvements, concepts, ideas, formulae, processes and methods (whether copyrightable, patentable or otherwise) made, received, conceived, acquired or written by the Employee (whether or not at the request or upon the suggestion of the Employer, solely or jointly with others), during the period of her employment with the Employer that (i) resulted from, arose out of, or related to any work, assignment or task performed by the Employee on behalf of the Employer, whether undertaken voluntarily or assigned to the Employee within the scope of her responsibilities to the Employer, or (ii) were developed using the Employer’s facilities or other resources or in Employer time, or (iii) resulted from the Employee’s use or knowledge of the Employer’s Confidential Information, or (iv) related to the Employer’s business or any of the products or services being developed, manufactured or sold by the Employer or that may be used in relation therewith (collectively referred to as “Inventions”).  In further consideration of this Agreement, Employee hereby does assign and transfer to the Employer all of the Employee’s right, title and interest in and to the Inventions, and the Employee further agrees to deliver to the Employer any and all drawings, notes, specifications and data relating to the Inventions, and to sign, acknowledge and deliver all such further papers, including applications for and assignments of copyrights and patents, and all renewals thereof, as may be necessary to obtain copyrights and patents for any Inventions in any and all countries and to vest title thereto in the Employer and its successors and assigns and to otherwise protect the Employer’s interests therein.  If the Employer is unable because of the Employee’s mental or physical incapacity or for any other reason to secure the Employee’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Employer as above, then the Employee hereby irrevocably designates and appoints the Employer and its duly authorized officers and agents as the Employee’s agent and attorney in fact, to act for and in the Employee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by the Employee.

14.          Employee also agrees that for a period of two (2) years after the Termination Date, Employee will not:

a.                                      acquire an interest in or become engage in or employed by, either directly or indirectly, any business or activity which develops, markets or sells transdermal or topical drugs containing tetrahydrocannabinol or cannabidiol, including any prodrugs thereof, anywhere in the world;

b.                                      willfully or intentionally interfere with or damage any relationship between Employer and any of its clients, customers, suppliers or consultants; or (except solely after September 30, 2014 with respect to Berkeley Loftin) entice, induce or solicit, directly or indirectly, any then current employee of Employer to leave Employer to work with Employee or any entity with which Employee becomes affiliated.

15.          Employee acknowledges and agrees that for so long as she is a stockholder of Employer, she remains bound by the Third Amended and Restated Stockholders Agreement dated May 6, 2014 (the “Stockholder’s Agreement”).  Employee further agrees that for so long as she remains a stockholder of Employer, she shall provide all such cooperation as a stockholder of Employer as Employer may request in order to effect a transaction which has been approved by the Board of Directors of Employer, including, without limitation, the following:

a.                                      Public Offering Related Transactions.

(i)                                     If Employer plans to engage in any public offering, the Board of Directors may (in its sole discretion), as of immediately prior to such public offering, cause Employer to undertake a transaction (a “Pre-Public Offering Transaction”) pursuant to which (x) Employer and/or any of its subsidiaries will be reorganized, merged, combined, liquidated or similarly restructured to a form that is preferable in the public context (as determined by Employer) and/or (y) stockholders of Employer will receive, or will be required to exchange their shares of capital stock of Employer for the securities to be offered in the public offering.

(ii)                                  Employee agrees that, in Employee’s capacity as a stockholder of Employer, Employee shall (x) vote, or grant proxies relating to the shares of capital stock of Employer at the time held by Employee to vote, all of such shares of capital stock in favor of any Pre-

Public Offering Transaction or proposed public offering, if, and solely to the extent that, approval of stockholders of Employer is required in order to effect the Pre-Public Offering Transaction or the proposed public offering, (y) execute and deliver such agreements, instruments and certificates as are required to consummate the Pre-Public Offering Transaction and (z) take such other actions as may be necessary, appropriate or desirable to consummate the Pre-Public Offering Transaction.

b.                                      No Other Proxies, Voting or Other Agreements.  Except as may be approved by Employer in writing, Employee shall not grant any proxy or enter into or agree to be bound by any voting trust with respect to any shares of capital stock of Employer other than as set forth in this Agreement nor shall Employee enter into any agreements or arrangements of any kind with any person with respect to any of the shares of capital stock of Employer on terms which conflict with the provisions of this Agreement, including, but not limited to, agreements or arrangements with respect to the acquisition, disposition or voting of shares of Employer’s capital stock inconsistent herewith.  Employee shall not transfer any shares of capital stock of Employer unless and until the transferee has provided Employer with a written agreement, in form and substance satisfactory to Employer, agreeing to be bound by the provisions of this Section.

16.          The Employer agrees:

a.                                      that Employer will not willfully or intentionally interfere with or damage any relationship between Employee and any of her clients, customers, suppliers or consultants;

b.                                      that Employer, by its officers and directors, will not make, publicly or privately, any disparaging remarks or otherwise make statements that would injure the business or reputation of Employee;

c.                                       that Employer will not use or authorize others to use the name of Employee in any advertising or publicity material or make any form of representation or statement with regard to the Employee (except as required by any law or regulatory agency) which would constitute an express or implied endorsement by the Employee of any commercial product or service;

d.                                      that it acknowledges that, as of the date it executes this Agreement, is aware of no claims against Employee relating to her employment by Employer (or its predecessors in interest), except with respect to claims or potential claims by the National Institutes of Health or any other government, legal, regulatory or private entity arising out of or relating to the prepayment of funds under NIH Grant number 5RC2DA028984-02, as to which Employer is in the process of addressing;

e.                                       that after it terminates the lease at 1122 Oak Hill Drive in Lexington on or about October 31, 2014 (the “Lease Termination Date), provided Employee has made arrangements to enter into a lease for such premises by October 31, 2014, it will transfer, free of charge all of the office and lab equipment currently on the premises (specifically excluding any computer servers and any computers or other hardware not connected to HPLCs and LC/MS/MS equipment) (the “Equipment”) to Employee on an “AS IS” basis and without any warranties whatsoever, as to which Equipment, she assumes all responsibility and liability;

f.                                        that if Employee enters into a lease agreement for the Oak Hill Drive space effective on or after the Lease Termination Date, and Employer is notified of such prior to October 31, 2014, Employer will work with the landlord of that space to allow the equipment to remain in place for a reasonable period (not to exceed 60 days) after the Employer vacates the premises until her lease becomes effective; and

g.                                       that Employer will provide to the Employee (i) a directory of the folders on the computer servers to which the Employee previously had access no later than October 15, 2014 and will entertain any reasonable request by Employee for any non-confidential materials stored on said servers; and (ii) will use reasonable efforts to locate and provide copies of relevant excerpts from laboratory notebooks relating to Exhibit A within a reasonable time after Employee executes this Agreement.

17.          If one or more provisions of this Agreement shall for any reason be held to be unenforceable such provision or provisions may be modified by any appropriate judicial body so that they are valid and/or enforceable.  If any provision is stricken, the remaining provisions of this Agreement shall remain valid and enforceable.

18.          This Agreement is the entire agreement between Employee and Employer regarding the termination of Employee’s employment and any other prior agreements between them, with the exception of (a) the Stockholder’s Agreement, (b) the Stock Transfer Agreement entered into contemporaneously with this Agreement, (c) the Patent Assignment Agreement, also entered into contemporaneously, and (d) the side letter agreement entered into contemporaneously, are hereby terminated and shall have no further force and effect.  Employee acknowledges that in executing this Agreement she has not relied upon any representation, statement or promise made by Employer, other than those explicitly set forth in this Agreement. This Agreement shall be binding upon the Employer and Employee and their successors, heirs and assigns.  Any modification of this Agreement must be made in writing and signed by Employee and Employer.

19.          This Agreement shall be governed in all respects by the laws of the State of Delaware without regard to the conflicts of laws principles of any jurisdiction.  Any lawsuit arising from or related to this Agreement shall be brought exclusively before an appropriate state or federal court sitting in Delaware and each party hereby consents to the jurisdiction of any such court.

20.          Employee understands that she was given a period of forty-five (45) days to review and consider this Agreement before signing it.  Employee understands that she may use as much of this forty-five (45) day period as she wishes prior to signing.  Because this Agreement includes a waiver and release of claims under the Age Discrimination in Employment Act, federal law provides that Employee may have forty-five (45) days from receipt of the Agreement to review the general release contained herein and the disclosure information attached hereto as Exhibit B (which is provided pursuant to the Older Workers Benefit Protection Act) before executing it.

21.          Employee may revoke this Agreement within seven (7) days of her signing it. Revocation can be made by delivering a written notice of revocation to Philip Waggenheim, President, c/o 712 5th Avenue, 22nd floor, New York, NY 10019.  For this revocation to be effective, written notice must be received no later than the close of business on the seventh (7th) day after Employee signs the Agreement.  If Employee revokes this Agreement, it shall not be effective or enforceable and Employee will not receive the payment and benefits described in Section 2(a) herein.

22.          Employee acknowledges that she was advised to consult with an attorney before signing this Agreement and she was represented by an attorney in the negotiation of this Agreement.

23.          EMPLOYEE ACKNOWLEDGES THAT SHE HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT. EMPLOYEE IS HEREBY INSTRUCTED TO READ THIS AGREEMENT CAREFULLY, AS IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

[SIGNATURE PAGE FOLLOWS]

Witness:

/s/ Audra Stinchcomb

Dated:	9/26/14

Witness:

Zynerba Pharmaceuticals, Inc.

By:	/s/ Philip Wagenheim
Title:	President
Dated:	9/26/14

EXHIBIT A

The United States and international patents and applications related to: “Methods and Compositions for Enhancing the Viability of Microneedle Pores” as set forth on the attached.

Microneedles/Cox Inhibitors

“Methods and Compositions for Enhancing the Viability Microneedle Pores”

EXHIBIT B

DISCLOSURE INFORMATION PROVIDED PURSUANT TO THE OLDER WORKERS
BENEFIT PROTECTION ACT

Eligibility Factors and Time Limitations Applicable to
Eligible Employees for Severance Benefits

Alltranz, Inc. (the “Company”) has decided to terminate the employment of a certain number of its employees.  Employees receiving notification of termination of their employment in connection therewith may be eligible to receive certain severance benefits in exchange of (and subject to) the attached General Release.

Each selected employee age 40 or over will have at least forty-five (45) days from the employee’s separation date to provide the Company with a fully executed General Release in order to receive severance benefits.  Employees age 40 and over who timely execute and return the General Release will have a period of seven (7) days from the date that the General Release is signed to revoke it by delivering written notice of revocation as provided in the General Release.

The job titles and ages of all of the Company Employees affected by the terminations who are, and are not selected for termination are listed below.

Titles	Age	Selected	Not Selected
Founder/CSO	48	X
Senior Scientist, Pharmaceutical & Drug Delivery	41		X
Senior Scientist, Medicinal Chemistry, Pharmaceutics & Drug Delivery	37	X
Senior Scientist, Drug Design & Discovery	54	X
Global Laboratory Operations Manager & Senior Scientist	41	X
R&D Operations	43	X